Press Release	Source: Westside Energy Corporation

Westside Energy Reports 2.1 MMCFD Test Rate From Hill County Well

Monday February 26, 8:30 am ET

DALLAS, Feb. 26 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT - News), an oil and gas company with operations focused on the acquisition, exploration, and development of natural gas in the Barnett Shale play in North Texas, today reported that the Primula #1H well (WHT 50% WI), the Company's first Hill County horizontal well, was successfully completed and tested at a gross initial rate of 2.1 million cubic feet per day from its 1,600' productive horizontal section. The original well design included a 2,400' productive horizontal section which was reduced due to unsatisfactory rig performance. It is reasonably assumed that the additional length would have enhanced the resulting test rate. The Company's second well in Hill County, the Ellison #1H, has spud and is designed for a 3,100' horizontal section.

Westside's 2007 development activities will be primarily focused on continuing development activities of joint exploration agreement acreage in Hill County. In addition, the three remaining drilled and cased wells in the North Program area, two verticals and one horizontal, will be completed and put on production. Details regarding 2007 budget activities will be reported in a subsequent press release.

Management Comment

Douglas G. Manner, Westside's Chief Executive Officer stated, "We are very encouraged by the successful frac stimulation and initial production performance of the Primula well. With this production test result, as well as test results recently reported by offset operators in the area, our expectations for substantial growth and value creation from our Hill County program have been reinforced. We are currently seeking final approval from our Board of Directors for an aggressive plan for additional development activities for the remainder of 2007."

About Westside Energy Corporation

Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website: www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation